Exhibit 99.2

Execution Version

AMENDMENT AGREEMENT TO THE WARRANT

This AMENDMENT AGREEMENT TO THE WARRANT (this “Amendment”) is entered into on January 12, 2023 by and between:

A. Uxin Limited, a company organized under the laws of the Cayman Islands. (the “Company”); and

B. Abundant Glory Investment L.P., a limited partnership formed under the Laws of British Virgin Islands (the “Holder”).

Each of the foregoing parties is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS:

A. The Parties have entered into a Warrant on November 15, 2021 (the “Warrant”), pursuant to which, among other things, the Holder is entitled, subject to the provisions and upon the terms and conditions set forth therein, to purchase up to 32,041,946 Senior Convertible Preferred Shares at the aggregate Exercise Price of up to Eleven Million Dollars ($11,000,000).

B. The Parties desire to amend certain terms and conditions of the Warrant by mutual agreement and in accordance with Section 8(a) of the Warrant to postpone the Expiration Date and to make such other amendments as set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the Parties hereto agree as follows:

1.	DEFINITIONS. Except as otherwise expressly provided herein, capitalized terms used in this Amendment shall have the meanings given in the Warrant.

2.

INTEGRATION. This Amendment shall be read as one with the Warrant and the Transaction Documents so that any reference in the Warrant to “this Warrant” and any reference in the other Transaction Documents to the “Warrant” and similar expressions shall include this Amendment. Any and all references in the other Transaction Documents to the “Warrant”, “thereof” and words of like import shall be deemed to refer to the Warrant (as amended hereby). This Amendment, the Warrant and the Transaction Documents represent the entire agreement between the Parties hereto in relation to the subject matter hereof and thereof.

3.	AMENDMENT.

3.1.	Amendment. With effect from (and including) the Effective Date, the Warrant shall be amended by mutual agreement and in accordance with Section 8(a) thereof on the terms set out below:

3.1.1.	The following provision in Section 1(c) of the Warrant is hereby deleted in its entirety and replaced with the following:

“Exercise Period. This Warrant shall be exercisable, at the option of the Holder, at any time and from time to time on or prior to 5 p.m. (New York City time) of January 12, 2024) (the “Expiration Date”) for all or any part of the Shares (but not

Execution Version

for a fraction of a Share) which may be purchased hereunder. Any portion of this Warrant not exercised prior to or on the Expiration Date shall be and become void and of no value and this Warrant shall be terminated and no longer outstanding immediately following the Expiration Date.”

4.	NO OTHER AMENDMENT.

4.1.

This Amendment shall be limited solely to the matters expressly set forth herein and shall not (i) constitute an amendment of any other term or condition of the Warrant or (ii) prejudice any right or rights which the Holder may now have or may have in the future under or in connection with the Warrant.

4.2.

Except to the extent specifically amended herein, each of the respective provisions of the Warrant shall not be amended, modified, impaired or otherwise affected hereby, and the Warrant and the obligations thereunder are hereby confirmed in full force and effect.

5.	MISCELLANEOUS.

5.1.

Effective Date. Notwithstanding anything in this Amendment to the contrary, upon the due execution of this Amendment by the Parties, the Parties acknowledge, agree and confirm that this Amendment shall take effect from January 12, 2023 (the “Effective Date”).

5.2.	Governing Law. This Amendment shall be governed in all respects by the laws of Hong Kong without regard to conflict of laws principles.

5.3.	Dispute Resolution. Section 8(d) of the Warrant shall have effect in this Amendment as if incorporated herein mutatis mutandis.

5.4.

Counterparts. This Amendment may be executed in one or more counterparts, including counterparts transmitted by facsimile or electronic transmission (via scanned PDF), each of which when so executed and delivered deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may be executed by way of electronic signatures and this Amendment, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record. A facsimile or “PDF” signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

THE COMPANY:

UXIN LIMITED

By:	/s/ Dai Kun

Name:	Dai Kun (戴琨)
Title:	Director

[Signature Page to the Amendment Agreement to the Warrant]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

THE HOLDER:

Abundant Glory Investment L.P.

acting through Nio Capital II LLC in its capacity as the general partner

By:	/s/ Zhu Yan

Name:	Zhu Yan
Title:	Authorized Signatory

[Signature Page to the Amendment Agreement to the Warrant]